Neah Power Completes Soft Launch of BuzzBarTM
Website Formal Launch Planned Imminently

Test launch of highly anticipated BuzzBarTM website provides important consumer feedback. Full site anticipated in time for Holiday shoppers.

BOTHELL, Wash., December 5, 2013

Neah Power Systems, Inc., (OTCBB:NPWZ) http://www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets using the PowerChip® and BuzzBarTM technologies, announced today that the Company successfully completed a test of the BuzzBar commercial website during the week of November 26, 2013. The site was sent to a list of participants under non-disclosure agreements with the Company for review and feedback.

“We are pleased with the positive responses we received from the test launch” said Dr. Chris D’Couto, CEO of Neah Power Systems. “This transition to commercialization with direct-to-consumer orders is a momentous event for the Company, and the feedback was invaluable for improving and fine-tuning the online marketing and user experience. We anticipate the full site to launch on or around Dec 16 2013.

The BuzzBar is a new disruptive product that enables off-the-grid recharging of mobile consumer electronics using proprietary fuel cell technology—without the limitations of existing battery rechargers.

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Steve Brazell
Hitman, Inc. | (212) 300.6026
steve@yourhitman.com